Exhibit 10.1
[Letterhead of Cynthia M. Trudell]
[Senior Vice President, Human Resources]
October 30, 2007
BY HAND
Dawn E. Hudson
[Address]
     Dear Dawn:
     This letter agreement describes the terms and conditions of your continued active employment with PepsiCo, Inc. (together with its subsidiaries, divisions, affiliates, predecessors and successors, the “Company”) and confirms the arrangements relating to your separation from the Company. The material terms and conditions of this letter agreement have been approved by the Board of Directors of the Company (the “Board’) upon recommendation by the Compensation Committee of the Board.
     After the date of this letter agreement, you will not be entitled to receive any further payments or benefits from the Company, except as specifically set forth in this letter agreement or except as provided under the indemnity provisions of the Company’s By-laws and director and officer and professional liability insurance policies.
1. Status and Responsibilities.
     Effective as of November 5, 2007, you will relinquish your position as President and CEO of Pepsi-Cola North America, all other appointments and offices you hold with the Company and your position with any third-party organizations in which you represent the Company. You will continue your active employment with the Company through February 15, 2008 (your “Separation Date”) and your employment with the Company will terminate on your Separation Date. During the period from November 5, 2007 through your Separation Date (the “Transition Period”), you shall provide such services as shall be requested by the Chief Executive Officer of PepsiCo, Inc. Neither such services nor anything in this letter agreement shall preclude you from engaging in any other commercial or business activity in any capacity after November 5, 2007 provided such activity would not otherwise result in a violation of Section 3 hereof or is not prohibited by Section 4 hereof. In the event you commence employment with another entity during the Transition Period, your employment will terminate and the Separation Date shall occur seven (7) days after such other employment commences.

Dawn E. Hudson
October 30, 2007

2. Payments.
     (a) Salary, Annual Bonus and Premium Bonus. You will continue to receive your salary at your current rate and according to normal payroll procedures during the Transition Period. Pursuant to the terms of the PepsiCo, Inc. Executive Incentive Compensation Plan, you will also be eligible for a 2007 annual bonus, calculated in the normal course based on a 100% individual score and actual team score for 2007. The amount of your 2007 annual bonus is subject to approval by the Compensation Committee at its February 2008 meeting. You will also be eligible for the remaining third of your 2005 Premium Bonus, the second third of your 2006 Premium Bonus and the first third of your 2007 Premium Bonus. Your 2007 annual bonus and the aforementioned Premium Bonus amounts will be paid to you in the first quarter of 2008 (not later than March 15, 2008). You will not be eligible for an annual bonus for 2008 or thereafter and will not be eligible for any Premium Bonus amounts other than the aforementioned.
     (b) Lump Sum Cash Payment. In addition to the foregoing payments, as soon as practicable after your Separation Date (but no later than March 15, 2008), you will receive a lump sum cash payment in the amount of $4,137,500.
     (c) Personal Benefits (Health, etc.). You and your covered dependents will continue to be covered under the Company’s personal benefit plans and programs (medical insurance, dental insurance, vision insurance, health care reimbursement account, group life insurance, dependent life insurance, accident insurance, and group legal services) as are applicable to active employees during the Transition Period, subject to your benefit elections and continued payment of all applicable employee contributions. After your Separation Date, you and your covered dependents will be eligible for continued health benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Personal benefit coverage applicable to active employees is neither fixed nor guaranteed and may be amended or terminated by the Company at any time.
     (d) Retirement Plans. You will continue to accrue benefits under the PepsiCo Salaried Employees Retirement Plan and the PepsiCo Pension Equalization Plan (the “Retirement Plans”) until your Separation Date. Because you will not have reached age 55 on or before your Separation Date, you will not be eligible for early retirement benefits under the Retirement Plans. Instead, you will be eligible for deferred vested benefits under the Retirement Plans, the payment of which will be in the form of an annuity commencing no earlier than your attainment of age 55. You may make contributions to the PepsiCo 401(k) Plan for Salaried Employees (the “401(k) Plan”), and will be eligible for employer matching contributions, through your Separation Date in accordance with the terms of the 401(k) Plan. After your Separation Date, you may continue to participate in the 401(k)

Dawn E. Hudson
October 30, 2007

Plan in accordance with its terms; however, you will not be entitled to make any additional contributions.
     (e) Equity Awards.
     (i) The Company has provided you with a schedule of your outstanding equity awards, and you and the Company have confirmed the accuracy of that schedule. By action of the Board, the options to purchase PepsiCo common stock (“Options”) awarded to you on February 1, 2005 and February 3, 2006 pursuant to the PepsiCo, Inc. 2003 Long-Term Incentive Plan (the “2003 LTIP”), but not including your SharePower Program awards made on such dates, will all vest on the Effective Date (as defined in Section 9 below) and will remain outstanding and exercisable until, and will expire upon, the date that is ninety (90) days after your Separation Date. In addition, by action of the Board, the performance-based restricted stock units (“RSUs”) awarded to you on February 1, 2005 and February 3, 2006 pursuant to the 2003 LTIP will all vest on your Effective Date, subject to the subsequent achievement of the applicable pre-established performance targets in accordance with the terms of your related long-term incentive award agreement. Upon certification by the Compensation Committee of achievement of such pre-established performance targets, such 2005 RSUs and 2006 RSUs will convert to shares of PepsiCo common stock and will be distributed to you as soon as practicable following the certification date on or about February 1, 2008 and February 1, 2009, respectively.
     (ii) Except as otherwise set forth in (i) above, (1) all of your Options and RSUs that are unvested as of the Effective Date will expire and be cancelled on the Effective Date and (2) your remaining Options and RSUs will continue to be subject to the applicable terms and conditions of the Company’s long-term incentive plans and your related long-term incentive award agreements, including the provisions related to prohibited conduct set forth therein. Through your Separation Date, you will continue to be subject to PepsiCo’s Insider Trading Policy and any limitations on option exercises for cash imposed by PepsiCo’s Exercise and Hold Policy; it being understood that any obligation to hold PepsiCo common stock under such policy shall expire on your Separation Date. As such, you may only perform transactions in PepsiCo common stock prior to your Separation Date during defined window periods and after obtaining approval from the General Counsel of PepsiCo.
3. Non-Disclosure.
     In the course of your employment with the Company, you acknowledge that you have received Confidential Information. “Confidential Information” consists of information relating to the Company’s business that derives economic value, actual or potential, from not being generally known to others, including, but not limited to, technical or non-technical data, a formula (including cost and/or pricing formula), pattern (including pricing and discount

Dawn E. Hudson
October 30, 2007

history), compilation, program, device, method (including cost and/or pricing methods, marketing programs and operating methods), technique, drawing, process, financial data, or a list of actual or potential customers or suppliers. You agree that you will hold and maintain all Confidential Information, in confidence, and you will not use or disclose in any manner whatsoever (other than within the scope of your employment with the Company) any such Confidential Information to any third party except (i) with the prior written consent of the Company or (ii) as legally required by law under compulsion of judicial or administrative subpoena, after notice by you to the Company of such legally required disclosure. The foregoing provision in this Section 3 is not intended to supersede or limit your obligations under any confidentiality, non-disclosure, trade secret or assignment-of-invention agreement previously executed by you in favor of the Company, and any such agreement shall remain in full force and effect.
4. Non-Competition and Non-Solicitation.
     (a) You covenant and agree that, prior to the second anniversary of the Effective Date, you will not, without the prior written consent of the Company, either directly or indirectly:
     (i) participate or have any interest in, own, manage, operate, control, be connected with as a stockholder, director, officer, employee, partner or consultant, or otherwise engage, invest or participate (collectively, “Participate”) in any Prohibited Entity or in any Competing Entity; provided, however, that, with the prior written consent of the Company, which consent shall not be unreasonably withheld, you shall be permitted to Participate in (A) a division or subsidiary of a Competing Entity that is not engaged in any way in marketing, selling, distributing, developing or producing Covered Products or (B) a business entity that makes retail sales or consumes Covered Products;
     (ii) Participate in any of the bottling entities with which the Company does business as of the date of this letter agreement, including the Company’s anchor bottlers;
     (iii) solicit, anywhere in the world where the Company conducts its business, any business comprising or related to the marketing, selling, distributing or producing of Covered Products (as defined below) for any Prohibited Entity or Competing Entity from any of the Company’s customers or suppliers; or otherwise do any act which diverts, or is intended to divert, customers or suppliers from the Company; or
     (iv) solicit any person who is employed by the Company, or who was an employee of the Company within six months of such solicitation, to leave the Company’s employment or to accept any position with any other entity.

Dawn E. Hudson
October 30, 2007

     (b) The provisions of this Section 4 shall not apply to prevent you and your immediate family from collectively being holders of up to five percent (5%) in the aggregate of any class of securities of any corporation engaged in the prohibited activities described in paragraphs (i) or (ii) in Section 4(a) above, provided that such securities are listed on a national securities exchange or registered under securities laws of Canada or the United States. You agree that the covenants you have made in this Section 4 are reasonable with respect to their scope, duration and terms and are necessary to protect the legitimate business interests of the Company. You acknowledge that you have received substantial consideration, including but not limited to the Company’s obligations under Section 2(e) of this letter agreement, in exchange for your agreement to the non-compete, confidentiality and non-solicitation covenants set forth in this letter agreement.
     (c) If the non-competition covenants contained in this Section 4 or in any other agreement between you and the Company should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration or scope, then the parties hereto shall consider such non-competition covenants to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any court or other constituted legal authority, and as to all other political subdivisions of the United States, the non-competition covenants contained herein shall remain in full force and effect as originally written.
     (d) For purposes of this Section 4, in addition to other terms defined under this letter agreement, the following capitalized terms have the following meaning:
     (i) “Competing Entity” means any firm, corporation or other business entity, other than a Prohibited Entity, that markets, sells, distributes, develops or produces Covered Products anywhere in the world where the Company conducts its business.
     (ii) “Covered Products” means any non-alcoholic beverages, including without limitation, carbonated soft drinks, coffee, tea, milk, water, juice drinks, sports drinks, energy drinks, coffee drinks and juices.
     (iii) “Prohibited Entity” means each of The Coca-Cola Company, Coca-Cola Enterprises, Cadbury Schweppes plc, Cott Corporation, Hanson Natural Corporation, Red Bull GmbH, and any subsidiary, affiliate or divisions of the foregoing entities.

Dawn E. Hudson
October 30, 2007

5. Irreparable Harm.
     You acknowledge that a breach or threatened breach by you of the terms of Sections 3 or 4 of this letter agreement would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief in the event of any such breach or threatened breach. The undertakings and obligations contained in Sections 3, 4 and 5 shall continue as written even if other provisions of this letter agreement terminate sooner.
6. Future Cooperation.
     You agree that you will provide accurate information or testimony or both in connection with any legal matters, if so requested by the Company. You further agree to make yourself available upon request to provide information and/or testimony, in a formal and/or informal setting in accordance with the Company’s request, subject to reasonable accommodation of your schedule and reimbursement of reasonable expenses incurred by you, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary). Notwithstanding the foregoing, the Company’s agreement and obligations pursuant to the foregoing sentence shall be subject to the provisions and limitations set forth in Section 10 of this letter agreement.
7. Non-Disparagement.
     You agree that you will not make any statement, written or verbal, in any forum or media, or take any action in disparagement of the Company, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates.
8. Releases.
     (a) You agree to release and discharge the Company, and all of its respective past, present and future officers, directors, employees, agents, plans, trusts, administrators, stockholders and trustees (collectively, the “Released Parties”) from any and all claims, losses or expenses you may have or have had or may later claim to have had against them, whether known or unknown, arising out of anything that has occurred up through the date you sign this letter agreement (both initially and on the Separation Date), including without limitation, any claims, losses or expenses arising out of your employment with or separation from the Company; provided, however, that you expressly do not release or discharge the Company from any claims, losses or expenses you may have for (i) workers’ compensation benefits, (ii) all amounts or payments owed to you as contemplated by Section 2 of this letter agreement, (iii) the indemnification or insurance described in Section 10 below or (iv) all of your accrued and vested pension benefits, health care, life insurance, disability or other similar benefits as determined through the Separation Date under the Company’s applicable and governing plans and programs.

Dawn E. Hudson
October 30, 2007

     (b) You understand and agree that, except for the claims expressly excluded from this release, you will not be entitled hereafter to pursue any claims arising out of any alleged violation of your rights while employed by the Company, including, but not limited to, claims for reinstatement, back pay, losses or other damages to you or your property resulting from any alleged violations of state or federal law, such as (but not limited to) claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended; (prohibiting discrimination on account of race, sex, national origin or religion); the Worker Adjustment and Retraining Notification Act (requiring that advance notice be given for certain workforce reductions); the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (prohibiting discrimination on account of disability); the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (prohibiting discrimination on account of age); the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (protecting employee benefits); the New York Human Rights Law; the Westchester County Human Rights Law, as these laws may be amended from time to time; and any other federal, state or local law, rule, regulation, administrative guidance or common law doctrine claim relating to your employment.
     (c) By signing this letter agreement and accepting the benefits provided, you agree that, except for any claims expressly excluded from this release and except as provided in Section 8(e) below, you will not hereafter pursue any individual claims (whether brought by you, an administrative agency, or any other person on your behalf or which includes you in any class) against the Released Parties, by means of a lawsuit, complaint, charge or otherwise, in any state or federal court or before any state or federal agency, including, by way of example and not limitation, the Equal Employment Opportunity Commission, the Department of Labor or any state Human Rights Agencies, for or on account of anything, whether known or unknown, foreseen or unforeseen, which has occurred up to the date you sign this letter agreement (both initially and on the Separation Date) and which relates to your employment with the Company. You agree not to seek or accept any equitable or monetary relief in any action, suit, proceeding or charge filed by you or on your behalf against the Company, and agree to opt out of any class action filed against the Company with respect to any period during which you were employed by the Company. This release does not include any claims for breach of this letter agreement or any claims that may arise after the date you sign this letter agreement (both initially and on the Separation Date).
     (d) You agree that you will re-execute the release set forth above in this Section 8 on your Separation Date as a condition to receiving the lump sum cash payment referenced in Section 2(b). You further agree that you shall forfeit, and, to the extent already paid, the Company shall be entitled to repayment of, the lump sum payment referenced in Section 2(b) and any stock option or RSU proceeds that, absent this letter agreement, you otherwise would not have been entitled to, in the event (i) the Company

Dawn E. Hudson
October 30, 2007

terminates your employment for Cause (as defined in Section 8(f) below) prior to your Separation Date, (ii) you materially breach the terms of this letter agreement, including a failure to re-execute the release set forth above in this Section 8, or (iii) you file or assert any claim related to your employment with, or separation from, the Company against the Released Parties for any reason other than claims for workers compensation benefits, retirement benefits, health case benefits, life, disability or other similar benefits or for violation of the terms of this letter agreement. In addition, you agree to indemnify and hold harmless the Released Parties from any claim, loss or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this letter agreement.
     (e) Nothing contained in this Section 8 or in Section 7 is intended to restrict you in any way from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) filing any claims that are not permitted to be waived or released under the Fair Labor Standards Act or other applicable law.
     (f) For purposes of this Section 8, “Cause” means (i) your willful misconduct that materially injures the Company; (ii) your conviction of a felony or your plea of nolo contendere with respect to a felony related to the Company’s business; (iii) your willful violation of any fiduciary obligation to the Company or your willful violation of the Company’s code of conduct; (iv) your engagement in any unlawful trading in the securities of PepsiCo or of another company based on information gained as a result of your employment or other relationship with the Company; or (v) your material breach of the terms of this letter agreement.
9. Review and Revocation.
     This letter agreement affects important rights and obligations, and we advise you to consult with an attorney before you sign this letter agreement. In order to give you time to review and consider these arrangements, we will hold this offer open for twenty-one (21) calendar days. For a period of up to and including seven (7) days after the date you sign this letter agreement (the end of such seven (7) day revocation period, the “Effective Date”), you may revoke it entirely. No rights or obligations contained in this letter agreement shall become enforced before the end of the seven-day revocation period. If you decide to revoke this letter agreement, you must deliver to the undersigned a signed notice of revocation on or before the end of this seven-day period. Upon delivery to the undersigned of a timely notice of revocation, this letter agreement shall be canceled and rescinded in all respects, and all benefits granted under the terms of this letter agreement

Dawn E. Hudson
October 30, 2007

shall be voided in their entirety, retroactively effective as of the date you originally signed this letter agreement.
10. Indemnification and Insurance.
     The Company shall indemnify you and provide for the advance of expenses in connection therewith, subject to and in accordance with Section 3.7 of the PepsiCo, Inc. By-Laws. The Company shall maintain customary director and officer liability insurance covering you for acts and omissions during the time of your employment with the Company to the same extent as it does so for similarly situated executives.
11. Miscellaneous.
     (a) Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to you, your beneficiary or your legal representative under this letter agreement, any federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to remit such amounts to the proper authorities. The Company is also hereby authorized to withhold or deduct appropriate amounts with respect to any benefit plans or programs or other elections made by you.
     (b) This letter agreement contains all of the undertakings and agreements between the Company and you pertaining to your separation from the Company and supersedes all previous undertakings and agreements, whether oral or in writing, between the Company and you on the same subject. No provision of this letter agreement may be changed or waived unless such change or waiver is agreed to in writing, signed by you and a duly authorized employee of the Company. Except as otherwise specifically provided in this letter agreement, no waiver by either the Company or you of any breach by the other of any condition or provision shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.
     (c) No rights or obligations under this letter agreement can be assigned or transferred by you, except as they may be transferred by will or by operation of law. This letter agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns and you and, in the event of your death, your estate or legal representative.
     (d) In the event that any portion of this letter agreement shall be determined to be invalid or unenforceable for any reason, the remaining portions of this letter agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

Dawn E. Hudson
October 30, 2007

     (e) The parties intend that this letter agreement will be interpreted so that the payments and benefits provided hereunder will be exempt from Section 409A of the Internal Revenue Code of 1986 other than the Pension Equalization Plan benefits which are intended to comply with Section 409A. However, notwithstanding the foregoing, you acknowledge and agree that the Company does not guarantee any particular tax treatment and that you are solely responsible for any taxes that you owe as a result of this letter agreement.
     (f) This letter agreement shall be deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of laws, and any and all disputes arising under this letter agreement are to be resolved exclusively by courts sitting in New York. By signing this letter agreement, you consent to the jurisdiction of such courts. The captions are utilized for convenience only, and do not operate to explain or limit the provisions of this letter agreement.
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Dawn E. Hudson
October 30, 2007

     By signing below, you acknowledge that you understand and voluntarily accept the arrangements described herein. You acknowledge and agree that you have had the opportunity to review this letter agreement with an attorney, that you fully understand this letter agreement, that you were not coerced into signing it, and that you signed it knowingly and voluntarily. You also acknowledge that you have not received any promise or inducement to sign this letter agreement except as expressly set forth herein. Finally, you represent that, during your Transition Period, you are committed to carrying out your responsibilities in a diligent and professional manner and in accordance with PepsiCo’s Worldwide Code of Conduct.

Very truly yours, PepsiCo, Inc.
By:	/s/ Cynthia Trudell
Cynthia Trudell
Senior Vice President, Human Resources

The undersigned agrees to and accepts the terms and provisions of the foregoing letter agreement:

/s/ Dawn E. Hudson	11/02/07

Dawn E. Hudson	Date
The undersigned hereby re-executes this letter agreement, as of the Separation Date, for purposes of the release set forth in Section 8:

Dawn E. Hudson	Separation Date